EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION PLANS TO MOVE
LISTING TO NEW YORK STOCK EXCHANGE

La Jolla, California (December 7, 2006) --- ITLA Capital Corporation (NASDAQ-ITLA) today announced that it has filed an application to list its common stock on the New York Stock Exchange (NYSE). Pending approval of its application, the Company anticipates that its common stock will begin trading on the NYSE on December 29, 2006, under the symbol "IMP." Until that time, the Company's common stock will continue to trade on the NASDAQ Stock Market under the symbol "ITLA."

President and Chief Executive Officer George W. Haligowski stated: "We look forward to becoming associated with the NYSE, which we believe will increase the visibility of our company and is a logical next step as we continue to expand our operations nationally. Since our IPO in 1995, our assets have grown more than six-fold and our stock price has appreciated by almost 400%. We are appreciative of the NASDAQ Stock Market for its role during this period in our company's history."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the possibility that the timing of the move of the Company's listing to the NYSE and the effects of that move may be different from the anticipated timing and effects stated in this press release, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 21 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic states, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.